Houston Wire & Cable Company Reports Results for the Fourth Quarter and Year Ended December 31, 2010

HOUSTON, TX -- (Marketwire - March 15, 2011) - Houston Wire & Cable Company (NASDAQ: HWCC) (the "Company") announced operating results for the fourth quarter and fiscal year ended December 31, 2010.

Selected highlights for the quarter:

  Record sales of $93.5 million
  Gross margin up 110 basis points over the fourth quarter of 2009
  Revenues increased 47.3% over the fourth quarter of 2009
  Net income up 54.3% over fourth quarter of 2009
  Fully diluted earnings per share (EPS) were $0.16
  The Company declared a dividend of $0.085 per share
  Increased market share with the addition of 98 new customers

Revenues in the fourth quarter of 2010 increased 47.3% when compared to the fourth quarter of 2009. The Company's organic sales growth was 22.5%. The businesses acquired in late June contributed sales of $15.7 million, nearly all of which was Maintenance, Repair and Operations (MRO) sales.

Management estimates that commodity inflation favorably impacted sales by approximately 7% during the fourth quarter, as compared to 2009. As in prior quarters, previously committed futures for several major projects mitigated the effect of commodity inflation in the quarter. Management estimates that organic sales within the growth initiatives encompassing Utility Power Generation, Environmental Compliance, Engineering & Construction, Industrials and LifeGuard™, our proprietary private-label product, increased by 30 - 35% over the prior year quarter. MRO organic sales increased by an estimated 7 - 10% over the fourth quarter of 2009. Project bookings and backlog also remained solid due to previously funded backlog demand and continued penetration into our targeted markets. Sales from the acquired companies were within our expectations, as the fourth quarter is generally the slowest quarter of the year. In addition, business was negatively impacted by the status of the offshore drilling industry in the Gulf of Mexico.

During the quarter, gross profit increased 55.5% to $19.8 million from the fourth quarter of 2009. Gross margin increased by 110 basis points over the fourth quarter of 2009 and reached its highest level of the year at 21.1%.

Operating expenses increased by 56.8% from the fourth quarter of 2009, due to the businesses acquired in June 2010. The operating expenses of our historical company increased at a lesser rate than the sales activity expansion. Acquisition expenses for the quarter were $0.3 million. Interest expense of $0.4 million was significantly higher than the fourth quarter of 2009, as average debt levels rose from $16.2 million in 2009 to $54.9 million in 2010 as a result of the June 2010 acquisitions. Operating income of $5.1 million was 51.7% higher than 2009 and up 25.2% sequentially from the third quarter of 2010. Net income increased 54.3% over 2009 and was 30.0% higher than the third quarter of 2010. The effective tax rate for the quarter of 38.3% decreased from 40.4% in the third quarter, as the third quarter tax rate was impacted by non-deductible acquisition expenses.

Year-end Results

Sales for the year increased by 21.1% to $308.5 million, as the June 2010 acquisitions contributed 14.8% of the total increase. Gross profit increased 18.2% to $62.6 million in 2010 from $53.0 million in 2009. Operating income improved 9% from 2009, after absorbing acquisition expenses of $0.9 million. Net income increased 7.3% and fully diluted EPS increased from $0.45 to $0.49.

Chuck Sorrentino, President and Chief Executive Officer, commented, "During the fourth quarter, we were pleased to see continued indications of a broad market recovery, increased customer activity and improving demand. We are encouraged by this trend, but remain mindful that we are a later cycle business that lags macro market indicators and as such, must continue to exercise discipline with cost controls and revenue expectations as the business environment slowly improves. I was very pleased with our performance in the latter part of the year. Gross margins continue improving and we continue gaining market share with the addition of new customers. Project business was good in the fourth quarter and the outlook remains solid.

"Momentum appears to be building for 2011, as the rate of growth in our booked orders in the fourth quarter was greater than our sales. Integration of the two acquired companies is going well and we are on schedule. We expect 2011 to be an exciting year for our Company as we look forward to leveraging our combined national sales and distribution network to serve complementary end markets, including oil and gas, marine transportation, utilities, infrastructure and industrial.

"On behalf of the Board of Directors, I would like to thank our team for their commitment to our Company and their outstanding service to our customers. I would also like to thank our customers for their long-term relationships and our investors for their confidence and support."

Conference Call

The Company will host a conference call to discuss fourth quarter and year-end results on Tuesday, March 15th at 10:00 am CT. Hosting the call will be Charles Sorrentino, President and Chief Executive Officer, and Nicol Graham, Vice President and Chief Financial Officer.

A live audio web cast of the call will be available on the Investor Relations section of the Company's website, www.houwire.com.

Approximately two hours after the completion of the live call, a telephone replay will be available until March 22, 2010.

                 Replay Dial In:               888.203.1112
                 International Replay:         719.457.0820
                 Confirmation Code:            5990361

About the Company

With 35 years experience in the industry, Houston Wire & Cable Company is one of the largest providers of wire and cable in the U.S. end user market. Headquartered in Houston, Texas, HWCC has sales and distribution facilities strategically located throughout the nation.

Standard stock items available for immediate delivery include continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables, private branded products, including LifeGuard™, a low-smoke, zero-halogen cable, mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings. HWCC's comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

Forward-Looking Statements

This release contains comments concerning management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and projections about future events may and often do vary materially from actual results.

Other risk factors that may cause actual results to differ materially from statements made in this press release can be found in the Company's Annual Report on Form 10-K and other documents filed with the SEC. These documents are available under the Investor Relations section of the Company's website at www.houwire.com.

Any forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to publicly update such statements.

                        Houston Wire & Cable Company
                        Consolidated Balance Sheets

                                                          December 31,
                                                    -----------------------
                                                       2010         2009
                                                    ----------   ----------
                                                     (In thousands, except
                                                          share data)
Assets
Current assets:
  Accounts receivable, net                          $   67,838   $   46,859
  Inventories, net                                      67,503       61,325
  Deferred income taxes                                  2,399        1,776
  Prepaids                                                 763        3,649
                                                    ----------   ----------
Total current assets                                   138,503      113,609

Property and equipment, net                              6,255        3,169
Intangible assets, net                                  15,557           --
Goodwill                                                25,082        2,362
Deferred income taxes                                       --        2,855
Other assets                                                93           19
                                                    ----------   ----------
Total assets                                        $  185,490   $  122,014
                                                    ==========   ==========

Liabilities and stockholders' equity
Current liabilities:
  Book overdraft                                    $    3,055   $      907
  Trade accounts payable                                19,987       11,610
  Accrued and other current liabilities                 19,781       10,924
  Income taxes                                           1,036          281
                                                    ----------   ----------
Total current liabilities                               43,859       23,722

Debt                                                    54,825       17,479
Other long-term obligations                                141           --
Deferred income taxes                                      945           --
                                                    ----------   ----------
Total liabilities                                       99,770       41,201
                                                    ----------   ----------

Stockholders' equity:
  Preferred stock, $0.001 par value; 5,000,000
   shares authorized, none issued and outstanding           --           --
  Common stock, $0.001 par value; 100,000,000
   shares authorized: 20,988,952 shares issued:
   17,748,487 and 17,732,737 shares outstanding at
   December 31, 2010 and 2009, respectively                 21           21
  Additional paid-in capital                            58,642       56,609
  Retained earnings                                     80,187       77,571
  Treasury stock                                       (53,130)     (53,388)
                                                    ----------   ----------
Total stockholders' equity                              85,720       80,813
                                                    ----------   ----------

Total liabilities and stockholders' equity          $  185,490   $  122,014
                                                    ==========   ==========

                      Houston Wire & Cable Company
                    Consolidated Statements of Income

                             Three Months Ended            Year Ended
                                December 31,              December 31,
                          ------------------------  ------------------------
                              2010         2009         2010         2009
                          -----------  -----------  -----------  -----------

Sales                     $    93,549  $    63,526  $   308,522  $   254,819
Cost of sales                  73,793       50,819      245,932      201,865
                          -----------  -----------  -----------  -----------
Gross profit                   19,756       12,707       62,590       52,954

Operating expenses:
  Salaries and
   commissions                  7,800        4,714       25,281       20,596
  Other operating
   expenses                     6,102        4,496       20,565       18,023
  Depreciation and
   amortization                   766          142        1,738          563
                          -----------  -----------  -----------  -----------
Total operating expenses       14,668        9,352       47,584       39,182
                          -----------  -----------  -----------  -----------

Operating income                5,088        3,355       15,006       13,772
Interest expense                  378          117          844          520
                          -----------  -----------  -----------  -----------
Income before income
 taxes                          4,710        3,238       14,162       13,252
Income taxes                    1,806        1,356        5,543        5,220
                          -----------  -----------  -----------  -----------
Net income                $     2,904  $     1,882  $     8,619  $     8,032
                          ===========  ===========  ===========  ===========

Earnings per share:
  Basic                   $      0.16  $      0.11  $      0.49  $      0.46
                          ===========  ===========  ===========  ===========
  Diluted                 $      0.16  $      0.11  $      0.49  $      0.45
                          ===========  ===========  ===========  ===========
Weighted average common
 shares outstanding:
  Basic                    17,662,291   17,652,737   17,657,682   17,648,696
                          ===========  ===========  ===========  ===========
  Diluted                  17,731,157   17,683,349   17,710,123   17,665,924
                          ===========  ===========  ===========  ===========

Dividend declared per
 share                    $     0.085  $     0.085  $      0.34  $      0.34
                          ===========  ===========  ===========  ===========

                        Houston Wire & Cable Company
                    Consolidated Statements of Cash Flows

                                                    Year Ended December 31,
                                                    -----------------------
                                                       2010         2009
                                                    ----------   ----------
Operating activities
Net income                                          $    8,619   $    8,032

Adjustments to reconcile net income to net cash
 provided by operating activities:
   Depreciation and amortization                         1,738          563
   Amortization of capitalized loan costs                   46           99
   Amortization of unearned stock compensation           2,260        2,205
   Provision for doubtful accounts                          93           --
   Provision for returns and allowances                   (118)        (109)
   Provision for inventory obsolescence                    734          529
   (Gain) loss on disposals of property and
    equipment                                               26          (15)
   Deferred income taxes                                (1,603)        (741)
   Changes in operating assets and liabilities:
      Accounts receivable                               (9,785)       4,048
      Inventories                                        1,059       11,606
      Prepaids                                           2,954       (2,820)
      Other assets                                         354          (31)
      Book overdraft                                     1,668       (4,026)
      Trade accounts payable                             5,010        1,519
      Accrued and other current liabilities              5,466         (758)
      Long term liabilities                                 (3)          --
      Income taxes                                         755       (1,363)
                                                    ----------   ----------
Net cash provided by operating activities               19,273       18,738

Investing activities
   Expenditures for property and equipment                (459)        (462)
   Proceeds from disposals of property and
    equipment                                              956           19
   Cash paid for acquisition                           (51,162)          --
                                                    ----------   ----------
Net cash used in investing activities                  (50,665)        (443)

Financing activities
   Borrowings on revolver                              352,276      255,829
   Payments on revolver                               (314,930)    (268,158)
   Proceeds from exercise of stock options                  42           22
   Payment of dividends                                 (6,003)      (6,001)
   Excess tax benefit for options                            7           13
   Purchase of treasury stock                               --           --
                                                    ----------   ----------
Net cash provided by (used in) financing activities     31,392      (18,295)
                                                    ----------   ----------

Net change in cash                                          --           --
Cash at beginning of year                                   --           --
                                                    ----------   ----------

Cash at end of year                                 $       --   $       --
                                                    ==========   ==========

Supplemental disclosures
   Cash paid during the year for interest           $      743   $      514
                                                    ==========   ==========

   Cash paid during the year for income taxes       $    6,191   $    7,352
                                                    ==========   ==========

CONTACT:
Hope M. Novosad
Manager, Investor Relations
Direct: 713.609.2110
Fax: 713.609.2168
hnovosad@houwire.com